Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Reports 2013 Fourth-Quarter And Full-Year Financial Results

And Announces 7% Increase In Quarterly Dividend

Cambridge, Mass., February 12, 2014 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced its 2013 fourth-quarter and full-year financial results.

Fourth-Quarter Financial Performance

Total revenues were $77.5 million for the fourth quarter of 2013, compared with $75.2 million for the fourth quarter of 2012. Research revenues decreased 1%, and advisory services and other revenue increased 13%, compared with the fourth quarter of 2012.

On a GAAP basis, net income was $2.0 million, or $0.10 per diluted share, for the fourth quarter of 2013, compared with net income of $4.5 million, or $0.20 per diluted share, for the same period in 2012.

On a pro forma basis, net income was $4.0 million, or $0.20 per diluted share, for the fourth quarter of 2013, which reflects a pro forma effective tax rate of 39%. Pro forma net income excludes stock-based compensation of $1.5 million, amortization of $0.6 million of acquisition-related intangible assets, and net investment losses of $2.3 million. This compares with pro forma net income of $6.7 million, or $0.30 per diluted share, for the same period in 2012, which reflects a pro forma tax rate of 39%. Pro forma net income for the fourth quarter of 2012 excludes stock-based compensation of $1.5 million, amortization of $0.7 million of acquisition-related intangible assets, acquisition-related costs of $0.6 million related to M&A activity Forrester did not pursue, and net investment losses of $0.8 million.

“Forrester met revenue and exceeded operating income and EPS guidance for the fourth quarter and full-year 2013,” said George F. Colony, Forrester’s chairman and chief executive officer. “At the close of the year, we saw some early, encouraging signals from the operational improvements we made, which we expect will lead to improved performance as we progress through 2014.”

“Strategically, we see an opportunity emerging as our clients struggle to keep up with the evolving demands of digitally empowered customers. As companies increase their focus and spending on technologies to win, serve, and retain customers, we will focus our products and commit resources to help the market navigate this disruption. This is where Forrester’s greatest value, differentiation, and opportunity lie.”

Year Ended December 31, 2013, Financial Performance

Total revenues were $297.7 million, compared with $293.0 million for the same period in 2012.

On a GAAP basis, net income was $12.8 million, or $0.60 per diluted share, for 2013, compared with net income of $26.0 million, or $1.13 per diluted share, for 2012. Net income for the 2012 period includes a $5.5 million deferred tax benefit resulting from the settlement of a tax audit at one of the company’s foreign subsidiaries.

On a pro forma basis, net income was $19.9 million, or $0.93 per diluted share, for 2013, which reflects a pro forma effective tax rate of 39%. Pro forma net income excludes stock-based compensation of $6.1 million, amortization of $2.2 million of acquisition-related intangible assets, reorganization costs of $1.9 million, and net investment losses of $2.4 million. This compares with pro forma net income of $25.6 million, or $1.11 per diluted share, for 2012, which reflects a pro forma tax rate of 39%. Pro forma net income for 2012 excludes stock-based compensation of $5.4 million, amortization of $2.4 million of acquisition-related intangible assets, $1.4 million of reorganization costs, acquisition-related costs of $0.6 million, and net investment gains of $0.1 million.

A reconciliation of GAAP results to pro forma results may be found in the attached financial tables.

Forrester is providing first-quarter 2014 financial guidance as follows:

First-Quarter 2014 (GAAP):

•	Total revenues of approximately $70.5 million to $73.5 million.
•	Operating margin of approximately 2.5% to 4.5%.
•	Other income, net of zero.
•	An effective tax rate of 38%.
•	Diluted earnings per share of approximately $0.05 to $0.09.

First-Quarter 2014 (Pro Forma):

Pro forma financial guidance for the first quarter of 2014 excludes stock-based compensation expense of $1.7 million to $1.9 million, amortization of acquisition-related intangible assets of approximately $0.5 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 5.5% to 7.5%.
•	Pro forma effective tax rate of 38%.
•	Pro forma diluted earnings per share of approximately $0.12 to $0.16.

Our full-year 2014 guidance is as follows:

Full-Year 2014 (GAAP):

•	Total revenues of approximately $304.0 million to $312.0 million.
•	Operating margin of approximately 6.5% to 7.5%.
•	Other income, net of zero.

•	An effective tax rate of 38%.
•	Diluted earnings per share of approximately $0.62 to $0.69.

Full-Year 2014 (Pro Forma):

Pro forma financial guidance for full-year 2014 excludes stock-based compensation expense of $7.5 million to $8.0 million, amortization of acquisition-related intangible assets of approximately $2.2 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 9.5% to 10.5%.
•	Pro forma effective tax rate of 38%.
•	Pro forma diluted earnings per share of approximately $0.93 to $1.00.

Quarterly Dividend

Forrester also announced today that its board of directors has authorized a 7% increase to its regular quarterly cash dividend from $0.15 per share to $0.16 per share. The next dividend of $0.16 per share is payable March 19, 2014, to shareholders of record on March 5, 2014.

About Forrester Research

Forrester Research (Nasdaq: FORR) is a global research and advisory firm serving professionals in 13 key roles across three distinct client segments. Our clients face progressively complex business and technology decisions every day. To help them understand, strategize, and act upon opportunities brought by change, Forrester provides proprietary research, consumer and business data, custom consulting, events and online communities, and peer-to-peer executive programs. We guide leaders in business technology, marketing and strategy, and the technology industry through independent fact-based insight, ensuring their business success today and tomorrow. For more information, visit www.forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the first quarter of and full-year 2014, statements about the success of operational improvements, and statements about Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services, technology spending, Forrester’s ability to respond to business and economic conditions and market trends, the risks and challenges inherent in international business activities, competition and industry consolidation, the ability to attract and retain professional staff, Forrester’s dependence on key personnel, the possibility of network disruptions and security breaches, and possible variations in Forrester’s quarterly operating results. Financial guidance regarding shares outstanding and per-share amounts is based on certain assumptions that are subject to change, including as a result of the number of shares repurchased by Forrester under its announced share repurchase program. Dividend declarations are at the discretion of Forrester’s board of directors, and plans for future dividends may be revised by the board at any time. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of income and the table of key financial data are attached.

Contact:

Michael Doyle

Chief Financial Officer

Forrester Research, Inc.

+1 617.613.6000

mdoyle@forrester.com

Jon Symons

Vice President, Corporate Communications

Forrester Research, Inc.

+ 1 617.613.6104

press@forrester.com

© 2014, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Forrester Research, Inc.

Consolidated Statements of Income

(Unaudited, In thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Revenues:
Research services	$51,398	$51,946	$202,843	$203,091
Advisory services and other	26,123	23,215	94,807	89,940

Total revenues	77,521	75,161	297,650	293,031
Operating expenses:
Cost of services and fulfillment	31,664	28,726	117,061	111,228
Selling and marketing	27,456	25,681	107,073	101,390
General and administrative	11,063	9,742	38,280	36,866
Depreciation	2,314	2,411	9,268	8,921
Amortization of intangible assets	560	666	2,230	2,445
Reorganization costs (credits)	—	(10)	1,905	1,421

Total operating expenses	73,057	67,216	275,817	262,271
Income from operations	4,464	7,945	21,833	30,760
Other income, net	32	404	592	1,300
Gains (losses) on investments, net	(2,349)	(804)	(2,433)	94

Income before income taxes	2,147	7,545	19,992	32,154
Income tax provision	164	3,002	7,220	6,193

Net Income	$1,983	$4,543	$12,772	$25,961

Diluted income per share	$0.10	$0.20	$0.60	$1.13

Diluted weighted average shares outstanding	20,341	22,652	21,353	22,929

Basic income per share	$0.10	$0.20	$0.61	$1.15

Basic weighted average shares outstanding	19,764	22,282	20,861	22,500

Pro forma data (1):
Income from operations	$4,464	$7,945	$21,833	$30,760
Amortization of intangible assets	560	666	2,230	2,445
Reorganization costs (credits)	—	(10)	1,905	1,421
Acquisition-related costs	—	569	—	569
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	877	872	3,585	3,085
Selling and marketing	243	256	1,136	894
General and administrative	343	348	1,330	1,418

Pro forma income from operations	6,487	10,646	32,019	40,592
Other income, net	32	404	592	1,300

Pro forma income before income taxes	6,519	11,050	32,611	41,892
Pro forma income tax provision	2,542	4,310	12,718	16,338

Pro forma net income	$3,977	$6,740	$19,893	$25,554

Pro forma diluted income per share	$0.20	$0.30	$0.93	$1.11

Diluted weighted average shares outstanding	20,341	22,652	21,353	22,929

(1)	Forrester believes that pro forma financial results provide investors with consistent and comparable information to aid in the understanding of Forrester's ongoing business, and are also used by Forrester in making compensation decisions. Our pro forma presentation excludes amortization of acquisition-related intangible assets, costs associated with acquisition activities, stock-based compensation, reorganization costs and credits and net gains or losses from investments, as well as their related tax effects. The pro forma data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	As of December 31,
	2013	2012
Balance sheet data:
Cash, cash equivalents and marketable investments	$155,145	$242,656
Accounts receivable, net	$77,543	$74,623
Deferred revenue	$152,903	$150,495

	Year ended December 31,
	2013	2012
Cash flow data:
Net cash provided by operating activities	$30,713	$53,147
Purchases of property and equipment	$(3,127)	$(5,103)
Repurchases of common stock	$(118,210)	$(29,843)
Dividends paid	$(12,394)	$(12,588)

	As of December 31,
	2013	2012
Metrics:
Agreement value	$216,508	$220,355
Client retention	73%	77%
Dollar retention	86%	90%
Enrichment	97%	95%
Number of clients	2,471	2,462

	As of December 31,
	2013	2012
Headcount:
Total headcount	1,288	1,236
Research staff	475	432
Sales staff	485	462